EXHIBIT 21

Matrix Service Company

Subsidiaries

Matrix Service Inc., an Oklahoma corporation

Matrix Service Industrial Contractors, Inc., an Oklahoma corporation

Matrix Service Inc. Canada, an Ontario, Canada corporation

Matrix Service Industrial Contractors Canada, Inc., a Delaware corporation

Matrix Service Industrial Contractors ULC, a Nova Scotia, Canada corporation

Matrix Service Specialized Transport, Inc., a Pennsylvania corporation

I & S, Inc., a Pennsylvania corporation

Matrix Service ULC, an Alberta, Canada corporation

S.M. Electric Company, Inc., a New Jersey corporation